Exhibit 10.31

Execution Version

OUTSOURCING AGREEMENT

This OUTSOURCING AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of May, 2017, by and among

Photronics, Inc., a Connecticut corporation with its principal place of business at 15 Secor Road, Brookfield, Connecticut, U.S.A (“Photronics”),

Dai Nippon Printing Co., Ltd., a Japanese corporation with its principal place of business at 1-1, Ichigaya Kagacho 1-chome, Shinjuku-ku, Tokyo, Japan (“DNP”),

Photronics DNP Photomask Corporation, a company limited by shares organized and formed under the Company Act of the Republic of China with its principal place of business at 4f, #2, Li- Hsin Road, Science Park, Hsinchu, Taiwan, ROC (“PDMC”), and

Xiamen American Japan Photronics Mask Co., Ltd., a limited liability company organized and formed under the People’s Republic of China with its principal place of business at R203-95, South Building of Torch Square, No. 56-58 Torch Road, Gaoxin District, Xiamen, Fujian Province, Peoples Republic of China (the “Company”).

Each of Photronics and DNP is hereinafter referred to as a “Shareholder” and collectively as the “Shareholders”, each of the Shareholders and PDMC is hereinafter referred to as a “Supplier” and collectively as the “Suppliers”, and each of the Suppliers and the Company is hereinafter referred to as a “Party” and collectively as the “Parties.”

ARTICLE 1.

BACKGROUND

Photronics and DNP wish to participate in a joint venture, either directly or indirectly through their respective Affiliates, as equity interest owners in the Company, and to carry on the Business through the Company. The Parties are engaged, among other things, in the design, development, fabrication and sale of advanced photomasks. Photronics and DNP, directly or indirectly, are the shareholders of and own PDMC, a joint venture of Photronics and DNP in Taiwan. In connection with the formation of the Company, Photronics and DNP have entered into “Joint Venture Operating Agreement” (the “China JV Operating Agreement”) dated as of the 16th day of May, 2017. In connection with the China JV Operating Agreement and in order to support the business objective of the Company, including but not limited in order to (i) allow the Company access to products which the Company does not have capacity and/or capability to manufacture and also (ii) provide backup capacity to the Company in the event the Company operations are disrupted or the Company has a capacity shortfall, the Company desires to outsource or issue to the Suppliers, and the Suppliers agree to accept, certain purchase orders of the Company in connection with Business of the Company pursuant to the terms and conditions set forth herein.

The Parties hereby agree and confirm the exclusive distribution mechanism set forth in Section 10.1 hereof. All terms and conditions for outsourcing to the Suppliers will be governed by this Agreement. Any and all purchase orders (i) from new customers or (ii) for new Products from existing customers, for which the Parties are not qualified to manufacture by such customers, (for the avoidance of doubt, the Product for which all Parties do not have necessary qualification to manufacture as of the Effective Date shall be deemed the “new Product”, even if such Product falls into the technology category stipulated in Section 2.1.A) shall be referred to the Steering Committee pursuant to the procedure set forth in Section 5.15 of the China JV Operating Agreement.

1.1	Defined Terms

Unless otherwise defined in this Agreement and Schedule 1 hereof, terms defined in the China JV Operating Agreement shall have the same meanings when used in this Agreement.

1.2	Incorporation by Reference

Section 12 (Miscellaneous) of the China JV Operating Agreement shall be incorporated by reference into and form an integral part of this Agreement, mutatis mutandis.

ARTICLE 2.

PURCHASE ORDERS

2.1	Outsource and Issuance of Purchase Orders

Subject to the terms and conditions mentioned hereunder, the Parties agree to the outsource model based on two phases as follows, and the Parties also agree that they may add additional Products to this Agreement through additional Purchase Orders signed by the Company and the relevant Supplier.

For the avoidance of doubt, the outsource model is purely made based on the manufacturing qualifications of a Product required by customers and subject to the customers’ determination, and before the outsource arrangement set forth below is implemented, the Company will notify the implicated customer of the applicable arrangement in advance, and shall make adjustment if the customer makes any further requirement. In order to ensure and maintain reliable and consistent supply of special previously and solely qualified process of record Products for certain customers of each Shareholder during the Outsource Transition Period certain Purchase Orders received by the Company during the Outsource Transition Period will be directed to each individual Shareholder in accordance with subparagraphs (a) to (d) of Section 2.1 A below. The Shareholder receiving such Purchase Orders will be expected to continue to supply, without artificial constraint, such special Products using the qualified processes and pricing consistent with or lower than similar Products available prior to the Closing.

Moreover, it is acknowledged by the Parties that during the Outsource Transition Period, new qualifications for each Shareholder and PDMC for the special Products referred in subparagraphs (a) to (d) along with others within the scope of Business of the Company may initiate or continue under the direction of the Steering Committee and such new qualifications typically take eighteen (18) months or longer depending on the complexity of such qualifications. Therefore, subject to the prior notification to, and the instruction and the express approval of the customers, the Steering Committee could reasonably decide or change the outsource model at its own discretion in accordance with the China JV Operating Agreement.

In any case, none of the Parties shall unreasonably raise prices of the Products to take advantage of the outsource relationship or divide the sales regions, sales targets, or the varieties or quantity of the Products. The Parties hereby agree and confirm that they have no intention to reach any monopoly agreement as a result of this outsource agreement.

A. Outsource Transition Period

During the Outsource Transition Period, as for the Purchase Orders received by the Company from:

(a)     Semiconductor Manufacturing International Corporation (with its Affiliate, “SMIC”) for 28nm technology node, 100% of such Purchase Orders will be outsourced to DNP,

(b)     Dalian site of Intel Corporation for 100s Gen 1 and 110s Gen 2 3D NAND Flash memory, 100% of such Purchase Orders will be outsourced to Photronics,

(c)     SMIC for 40nm technology node, 100% of such Purchase Orders will be outsourced to DNP,

(d)     Wuhan Xinxin Semiconductor Manufacturing Corporation (with its Affiliates, “XMC”) for 32L Gen 1 and 64L Gen 2 3D NAND Flash memory, 100% of such Purchase Orders will be outsourced to Photronics, and

(e)     all other customers other than those set forth above will be outsourced to the Suppliers pro rata to the revenue of each Supplier from each Product during the Measurement Period.

B. Post Outsource Transition Period

(a)     During the Post Outsource Transition Period, the following rules for outsourcing the Purchase Orders to the Suppliers (the “Outsource Stepdown Rules”) will apply:

Year 1: 25% of the Outsourced Purchase Orders will be outsourced to PDMC, and the remaining 75% will continue to be outsourced to the Shareholder(s), to which the Outsourced Purchase Orders are outsourced during the Outsource Transition Period (the “Original Manufacturer(s)”).

Year 2: 50% of the Outsourced Purchase Orders will be outsourced to PDMC, and the remaining 50% will continue to be outsourced to the Original Manufacturer(s).

Year 3: 75% of the Outsourced Purchase Orders will be outsourced to PDMC, and the remaining 25% will continue to be outsourced to the Original Manufacturer(s).

Year 4 and thereafter: 100% of the Outsourced Purchase Orders will be outsourced to PDMC, provided that, if PDMC does not have enough manufacturing capacity for or are not qualified for the Products ordered by certain Outsourced Purchase Orders, such Outsourced Purchase Orders will be outsourced in accordance with Section 2.1.B.(b).

For the sake of clarity and by way of example, as for the above calculation;

X:	If certain Purchase Orders have been outsourced to Photronics 40% and to DNP 60% during the Outsource Transition Period, such Purchase Orders shall be outsourced (i) during Year 1, to PDMC 25% (= 100% x 25%), to Photronics 30% (= 40% x 75%) and to DNP 45% (= 60% x 75%), (ii) during Year 2, to PDMC 50% (= 100% x 50%), to Photronics 20% (= 40% x 50%) and to DNP 30% (= 60% x 50%) and (iii) during Year 3, to PDMC 75% (= 100% x 75%), to Photronics 10% (= 40% x 25%) and to DNP 15% (= 60% x 25%)
Y:	If certain Purchase Orders have been outsourced to PDMC 20% and to DNP 80% during the Outsource Transition Period, such Purchase Orders shall be outsourced (i) during Year 1, to PDMC 40% (= 20% + 80% x 25%) and to DNP 60% (= 80% x 75%), (ii) during Year 2, to PDMC 60% (= 20% + 80% x 50%) and to DNP 40% (= 80% x 50%) and (iii) during Year 3, to PDMC 80% (= 20% + 80% x 75%) and to DNP 20% (= 80% x 25%)
Z:	If certain Purchase Orders have been outsourced to PDMC 20%, to Photronics 60% and to DNP 20% during the Outsource Transition Period, such Purchase Orders shall be outsourced (i) during Year 1, to PDMC 40% (= 20% + 80% x 25%), to Photronics 45% (= 60% x 75%) and to DNP 15% (= 20% x 75%), (ii) during Year 2, to PDMC 60% (= 20% + 80% x 50%), to Photronics 30% (= 60% x 50%) and to DNP 10% (= 20% x 50%) and (iii) during Year 3, to PDMC 80% (= 20% + 80% x 75%), to Photronics 15% (= 60% x 25%) and to DNP 5% (= 20% x 25%)

(b)     If PDMC and the Company do not have enough manufacturing capacity for or are not qualified for the Products, and

(i)       if only one (1) Shareholder are qualified for such Products, such Purchase Orders will be outsourced from the Company to such Shareholder 100%, or

(ii)      if both Shareholders are qualified for such Products, such Purchase Orders shall be outsourced from the Company to the Shareholders on a 50/50 allocation between the Shareholders calculated by aggregated revenue basis. This percentage shall be reviewed quarterly by the Steering Committee.

C. General

(a)   The Purchase Orders for the New Qualified Products will be outsourced to the Initial Qualified Supplier. As for the New Qualified Products for which PDMC is not the Initial Qualified Supplier, once PDMC obtains the necessary qualification to manufacture and PDMC meets the criteria set by the Steering Committee, the Outsource Stepdown Rules will also apply mutatis mutandis. PDMC will be given the priority for outsourcing of such New Qualified Products over the Initial Qualified Supplier in or after Year 4 from the start of such outsourcing to PDMC in accordance with the Outsource Stepdown Rules.

(b)    PDMC and the Company will make best efforts to be qualified to follow the Outsource Stepdown Rules using the technology transfer from the Initial Qualified Supplier. The terms and conditions of such technology transfer from Initial Qualified Supplier to follow the Outsource Stepdown Rules will be decided between relevant Parties, referring to the Steering Committee if necessary. The sequence of the step-down process will substantially follow the non-critical, semi-critical and critical layers. Once PDMC obtains the necessary qualification for certain Products, the Outsource Stepdown Rules shall apply in accordance with Section 2.1.C.(a) above.

(c)   For the avoidance of doubt, the Parties agree and confirm that, during the Outsource Transition Period and aside from the Outsource Stepdown Rules in effect during the Post Outsource Transition Period, as long as the Company has enough manufacturing capacity and qualification for the Products ordered by the customers to the Company, it will manufacture such Products by itself without outsourcing to the Suppliers.

(d)    The Parties acknowledge and agree that PDMC will always give priority to the Purchase Orders from United Microelectronics Corporation and United Semiconductor (Xiamen) Co., Ltd.over those from any other customers in utilizing its manufacturing capacity.

2.2	Purchase Orders

The Suppliers will make good faith efforts to accept all Purchase Orders from the Company that comply with this Agreement including adhering to all relevant specifications of the Product as set forth in the Purchase Order entered into between the Company and the Supplier (including the Product Lead Time (as defined below)). The Suppliers shall notify the Company of acceptance or rejection of a Purchase Order within twenty four (24) hours of receipt of a Purchase Order. Failure of the Suppliers to accept or reject a Purchase Order within twenty four (24) hours shall constitute acceptance of such Purchase Order. The lead time for the Products will be as set forth in the applicable Purchase Order (“Product Lead Time”). Each Purchase Order shall include the following: (a) the Company’s Purchase Order number; (b) identification of the quantity and type of the Product ordered by the Company; (c) the price of each Product ordered per Schedule 2 attached hereto; (d) the requested delivery date (subject to the applicable Product Lead Time); (e) any shipping instructions, including preferred carrier and shipping destination; and (f) the specifications for the Product.

Notwithstanding anything contained in this Agreement and the China JV Operating Agreement to the contrary, and for the sake of clarity, no purchase orders which have been issued to Photronics or DNP by any customer (including customers in the Territory) prior to the Effective Date shall be transferred from either Photronics or DNP to the Company.

2.3	Purchase Order Terms

All Purchase Orders agreed to between the Company and a Supplier shall be governed by this Agreement unless otherwise agreed by the Company and the Supplier which receives such Purchase Order in writing; the Parties agree that the Purchase Order submitted by the Company to any of the Suppliers will mirror the terms and conditions of the Purchase Order with respect to specification for the Product and the end customer’s requirement submitted to the Company by the Company’s customer. Those terms and conditions of the Purchase Order may be discussed and agreed between the Company and any of the Suppliers prior to issuance of such Purchase Order to any of the Suppliers.

2.4	Rescheduling and Cancellation

The Company may not adjust or cancel or reschedule any portion of an accepted Purchase Order unless the Supplier fails to fulfill any material term of such accepted Purchase Order. The Suppliers shall at all times use prudent material planning practices, including by way of example, reducing manufacturing and lead-times for the Products . The Company forecast for each Supplier will be provided on a weekly basis covering a rolling one (1) month period. The Company will provide the Suppliers with such short range forecast which will be updated weekly and long range forecast which will be updated quarterly and will be used for planning purposes only. If a Supplier’s ability to supply any Product is constrained for any reason, such Supplier shall immediately notify the Company of such supply constraint for the purpose of resolving the same.

2.5	End of Life

Each of the Suppliers may terminate its obligations to supply a particular Product under this Agreement by giving written notice of the end of life of such Product to the Company at least twelve (12) months before the effective date of such termination (a “Product EOL Notice”), provided that (a) the relevant Supplier shall supply, and the Company shall purchase, such Product ordered pursuant to this Agreement until the effective date of such termination and including any accepted Purchase Orders outstanding on the effective date of termination, and (b) the relevant Supplier is perpetually and irrevocably terminating its obligations to its other customers with respect to such Product. When the Company becomes aware that any of its customers will finish purchasing any type of the Products, the Company shall promptly notify the Supplier(s) thereof. Notwithstanding the above, if the Company has a long term supply agreement with a customer and the Suppliers (i) has confirmed in writing its intention to support the performance of such supply agreement by the Company through the outsourcing arrangement hereunder and (ii) are actually providing Product in support of such supply agreement, neither Supplier can, to the extent of its confirmation, terminate its obligation to supply the Company until such supply agreement between the Company and the customer is terminated; provided however that, if a Shareholder terminates the China JV Operating Agreement in accordance with Section 9.4 thereof, such Shareholder can immediately terminate its obligations to supply the Products under this Agreement by giving a Product EOL Notice.

2.6	Certain Claims

Notwithstanding any other provisions in this Agreement, either Supplier may discontinue sales of any Product after Suppliers’ receipt of a written products liability or the Intellectual Property Rights infringement claim that is deemed credible by written opinion of the relevant Supplier’s outside counsel, provided that the relevant Supplier also discontinues sales and supplies to its other customers with respect to such Product; provided further that (i) relevant Supplier shall give the Company at least thirty (30) calendar days prior written notice of its intent to discontinue sales of such Product, and (ii) at the Company’s request, if the Company will continue to manufacture and sell commercial products using the Product, Suppliers will provide the Company with all reasonable information and assistance necessary, and any necessary licenses to the relevant Supplier’s Intellectual Property Rights in accordance with the terms and conditions to be agreed by the relevant Supplier and the Company, to enable the Company to manufacture or have the Product manufactured.

Any such granted licenses shall terminate and provided information shall be destroyed or returned in the event the relevant Supplier resumes providing the Product to the Company. The Company shall defend, indemnify and hold harmless the relevant Supplier from and against any claims, expenses and costs (including but not limited to attorney and other professional fees and expenses), settlement of third party claims (if negotiated and approved by the Company), damages and liability arising from or related to products liability or the violation of the Intellectual Property Rights of any third party solely with respect to the Company’s manufacture, use, sale, offering for sale, importation or distribution of any Products purchased by the Company during the thirty (30) calendar days period specified in this Section 2.6 or manufactured by or on behalf of the Company under the license granted in this Section 2.6.

2.7	Priority for New Products

Development of photomask technology, and establishment and prioritization of goals in the development of photomask technology for future process nodes, product development partner alignment, customer partnerships, captive mask operation engagement, the research and development model for the Company will be reviewed and discussed by the Steering Committee. The Steering Committee role will be as defined in Section 5.15 of the China JV Operating Agreement.

ARTICLE 3.

PURCHASE ORDER ALLOCATION

Notwithstanding any other provisions in this Agreement, the Parties agree that, outsourcing or issuance of any Purchase Orders hereunder by the Company to any of the Suppliers shall be at the Company’s discretion pursuant to the best interest of the Company taking into account the preference of the Company’s customer and the qualification for the production of the Products; provided however that the Company will attempt to allocate the value of orders with each Supplier pursuant to the criteria and percentages set forth in Section 2.1 above. The Parties will review the allocation of orders between Suppliers on a quarterly basis. If at the end of each quarter the value of orders to one of the Suppliers is not consistent with the allocation set forth in Section 2.1 above, the Company will attempt to allocate orders to the Suppliers with lower valued orders for the previous quarter until such Supplier has received orders with value approximately equal to the percentages set forth in Section 2.1 above. Notwithstanding the above, each of the Parties agrees and acknowledges that if a Supplier cannot provide Product to the Company because of capacity restraints or failure to meet specifications of the Company, then the Company will be free to seek the Product from the other Supplier without regard to the allocation of Product orders between the Suppliers.

ARTICLE 4.

PRODUCT PRICES AND PAYMENT

4.1	Prices

The purchase price for the Product shall be as set forth in Schedule 2.

4.2	Invoices; Payments

The Suppliers shall issue invoices to the Company for any amounts payable to the Suppliers pursuant to this Agreement upon shipment of the applicable Products to the Company. Payments for Products delivered in accordance with the Purchase Orders, and any other to be made by the Company to Suppliers hereunder, shall be made in the Applicable Currency within one-hundred and eighty (180) days from the shipment of the applicable Products delivered.

4.3	Taxes

All amounts payable for Product sold by the Suppliers to the Company hereunder are exclusive of any taxes. The Company shall be responsible for and shall pay any applicable sales, use, excise or similar taxes, including value added taxes and customs duties due on the importation of the Products and arising from purchases made by the Company under this Agreement, excluding any taxes based on the Suppliers’ income and any applicable withholding taxes. All such taxes shall be determined based upon the final shipment designation of the items identified on the invoice.

ARTICLE 5.

DELIVERY

5.1	Risk of Loss and Title

Delivery of all Products shall be made pursuant to the Delivery Term. Risk of loss for the Products and title to the Products shall pass to the Company in accordance with the Delivery Term.

5.2	Delivery

Suppliers shall deliver the Product to the Company in accordance with the Delivery Term, shipping instructions in the Purchase Order issued by the Company with regard to the requested delivery date (subject to the Product Lead Time), ship-to address, and carrier. If the Company does not provide shipping instructions, the Suppliers will select the carrier on a commercially reasonable basis. Suppliers shall be responsible for paying freight, handling, shipping and/or insurance charges to the delivery point in accordance with the Delivery Term.

ARTICLE 6.

LIMITED WARRANTIES

6.1	Suppliers Limited Warranty

Each of the Suppliers warrants that the Products shall comply with the specifications and documentation agreed by the relevant Supplier and the Company in writing that is applicable to such Products for the Warranty Period. This warranty does not apply to any Product failures resulting from misuse, storage in or exposure to environmental conditions inconsistent with those specified in the applicable specifications or documentation, modification of the Product by anyone other than the relevant Supplier. If a Product fails to comply with the foregoing warranty, the relevant Supplier shall, at its option, either repair or replace such Product, or, in the event the foregoing options are not commercially practicable, refund to the Company any amounts paid for the applicable Product. Without limiting the remedies specified in Article 8 and Section 9.2, this Section 6.1 states the exclusive remedy of the Company for failure of a Product to conform to the warranty provisions set forth in this Section 6.1.

6.2	Disclaimer

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 6, THE PARTIES MAKE NO WARRANTIES OR REPRESENTATIONS TO THE OTHER PARTIES AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 7.

TERM AND TERMINATION

7.1	Term

This Agreement shall become effective as of the Effective Date and shall continue to be in full force and effect for so long as Photronics and DNP, or any of their Affiliates, each remains a Shareholder of the Company.

7.2	Termination for Cause

A Party shall have the right to terminate its obligations under this Agreement if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after its receipt of written notice of the breach specifying such default.

7.3	Survival

Article 6 (for the duration of the applicable warranty period), Article 7, Article 8 and Article 9 shall survive any termination or expiration of this Agreement.

ARTICLE 8.

INDEMNIFICATION

8.1	Indemnification by the Suppliers

Each of the Suppliers shall, with respect to Products supplied by such Supplier, defend, indemnify and hold harmless the Company from and against any third party claims, expenses and costs (including but not limited to attorney and other professional fees and expenses), settlement (if negotiated and approved by the relevant Supplier), damages and liability to the extent arising from a claim (a) alleging that a Product infringes or misappropriates any Intellectual Property Rights, or (b) arising under products liability theory from a manufacturing defect, and shall pay any judgments finally awarded by a court or any amounts contained in a settlement agreed to by the relevant Supplier arising from such claims. The foregoing indemnity does not cover claims that solely arise from (i) the modification of the Product by any party other than the relevant Supplier, (ii) the combination or use of the Product with other products, processes, methods, materials or devices except as approved by the relevant Supplier, or (iii) the fault of the Company.

8.2	Indemnification by the Company

Other than claims for which the Suppliers are obligated to indemnify the Company under Section 8.1, the Company shall defend, indemnify and hold harmless the Suppliers from and against any third party claims, expenses and costs (including but not limited to attorney and other professional fees and expenses), settlement (if negotiated and approved by the Company), damages and liability to the extent arising from a claim (a) alleging that a Product supplied by such Supplier infringes or misappropriates any Intellectual Property Rights, or (b) arising under products liability theory from a manufacturing defect, and shall pay any judgments finally awarded by a court or any amounts contained in a settlement agreed to by the Company arising from such claims. The foregoing indemnity does not cover claims that solely arise from (i) the modification of the Product by any party other than the Company, or (ii) the combination or use of the Product with other products, processes, methods, materials or devices except as approved by the Company.

8.3	Procedure

The Party seeking indemnification hereunder (the “Indemnified Party”) agrees to promptly inform the other Party (the “Indemnifying Party”) in writing of such claim and furnish a copy of each communication, notice or other action relating to the claim and the alleged infringement. The Indemnified Party shall permit the Indemnifying Party to have sole control over the defense and negotiations for a settlement or compromise, provided that the Indemnifying Party may not settle or compromise a claim in a manner that imposes or purports to impose any liability or obligations on the Indemnified Party without obtaining the Indemnified Party’s prior written consent. The Indemnified Party agrees to give all reasonable authority, information and assistance necessary to defend or settle such suit or proceeding at the Indemnifying Party’s reasonable request and at the Indemnifying Party’s expense.

ARTICLE 9.

LIABILITY AND REMEDY

9.1	Limited Liability

EXCEPT FOR LIABILITY ARISING FROM BREACHES OF A PARTY’S CONFIDENTIALITY OBLIGATIONS CONTAINED IN THE NON-DISCLOSURE CLAUSE IN SECTION 12.17 OF THE CHINA JV OPERATING AGREEMENT, BREACHES OF LICENSE GRANTS CONTAINED HEREIN, AND EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES TO FULFILL INDEMNITY OBLIGATIONS DESCRIBED IN ARTICLE 8, (A) IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY TO THE OTHERS, OR TO ANY PARTY CLAIMING THROUGH OR UNDER THE OTHER, FOR ANY LOST PROFITS, ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND (B) IN NO EVENT SHALL A PARTY’S CUMULATIVE LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNTS ACTUALLY PAID, PAYABLE, RECEIVED OR RECEIVABLE BY SUCH PARTY FOR THE PRODUCTS CONCERNED THEREWITH HEREUNDER PURSUANT TO THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRIOR TO THE OCCURRENCE OF THE INITIAL EVENT FOR WHICH A PARTY RECOVERS DAMAGES HEREUNDER. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS ARTICLE 9 IS AN ESSENTIAL ELEMENT OF THE BARGAIN AND ABSENT THIS ARTICLE 9 THE ECONOMIC AND OTHER TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

9.2	Remedies

Notwithstanding anything stated to the contrary in this Agreement, the Parties acknowledge that any breach of Section 2.5 (End of Life) of this Agreement and/or the non-disclosure clause in Section 12.17 of the China JV Operating Agreement by a Party would cause irreparable harm to the other Parties, and that the damages arising from any such breach would be difficult or impossible to ascertain. As such, the Parties agree that a Party shall be entitled to injunctive relief and other equitable remedies in the event of any breach or threatened breach of Section 2.5 of this Agreement and/or the non- disclosure clause in Section 12.17 of the China JV Operating Agreement. Such injunctive or other equitable relief shall be in addition to, and not in lieu of, any other remedies that may be available to that Party. The Parties shall be entitled reasonable attorney fees and costs of enforcement of this Agreement.

ARTICLE 10.
OTHER ARRANGEMENT

10.1	Exclusive Distribution Mechanism

The Suppliers hereby agree that the Company will be the sole interface with all customers in the Territory as set forth in Article 8 of the China JV Operating Agreement. All customer proposals involving Photronics and DNP and its or their Affiliates in the Territory and within the purpose of the Steering Committee described in Section 5.15.1 of the China JV Operating Agreement will go through the Steering Committee for timely review. The Suppliers further agree to comply with Section 8.3.2 of the China JV Operating Agreement.

(Signature Page Follows)

Execution Version

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

PHOTRONICS, INC.

By:
Name:	Peter S Kirlin
Title:	Chief Executive Officer

DAI NIPPON PRINTING CO., LTD.

By:
Name:	Mitsuru Tsuchiya
Title:	Corporate Officer & General Manager of Fine Optronics Operations

Photronics DNP Mask Corporation

By:
Name:
Title:

Xiamen American Japan Photronics Mask Co., Ltd.

By:
Name:
Title:

Outsourcing Agreement Signature Page

Schedule 1

Definitions

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

1.	“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed an Affiliate of another Person only so long as such control relationship exists.

2.	“Applicable Currency” means (i) for payments in relation to Photronics, U.S. Dollars, (ii) for payments in relation to DNP, U.S. Dollars, and (iii) for payments in relation to PDMC, US Dollars.

3.	“Delivery Term” means DDP (Incoterms 2010) at delivery point in China. The Delivery Term may be otherwise determined by the Company and the Supplier in the Purchase Order where delivery point is other place than China.

4.	“Initial Qualified Supplier” means the Supplier who first obtains the qualification to manufacture for certain Products prior to or after the Effective Date.

5.	“Intellectual Property Rights” means all rights in and to (a) U.S. and foreign patents and patent applications, including all divisions, substitutions, continuations, continuations-in-part, and any reissues, re-examinations and extensions thereof, (b) copyrights and other rights in works of authorship, (c) unpatented inventions, trade secrets, data, processes, or materials, (d) mask work rights, and (e) other intellectual property or proprietary rights of any kind now known or hereafter recognized in any jurisdiction, but excluding trademarks, service marks, trade names, trade dress, domain names, logos and similar rights, and the goodwill associated therewith.

6.	“Measurement Period” means the six (6) months period prior to the execution of the China JV Operating Agreement.

7.	“New Qualified Products” means the Products for which no Supplier has the qualification to manufacture as of the Effective Date.

8.	“Outsourced Purchase Orders” means the Purchase Orders which was outsourced to the Shareholders during the Outsource Transition Period in accordance with Section 2.1.A.

9.	“Outsource Transition Period” means the period of time from the Effective Date until the Company becomes operational: For the purpose hereof, “being operational” is defined as shipment by the Company of the first complete three (3) photomask sets or substantial number of layers in certain three (3) photomask sets (for the sake of clarity, photomasks for back-end layer is always deemed as “substantial number”) to a customer in the Territory.

10.	“Post Outsource Transition Period” means the period after the Company becomes operational.

11.	“Product” means photolithographic integrated circuit photomasks for wafer scanner, wafer stepper and mask aligner, using g-line (436nm), i-line (365nm wavelength), krypton-fluoride (KrF) excimer lasers, argon-fluoride (ArF) excimer lasers, and extreme ultraviolet (EUV) wavelength light source (except master templates and/or replica templates used for manufacturing integrated circuits by nanoimprint lithography technologies) and related services.

12.	“Purchase Order” means any of the following (a) a written purchase order issued to the Company by third party buyers for the purchase of certain Products; (b) a written purchase order issued by the Company to a Supplier for a quantity of the Product.

13.	“Warranty Period” means a period of twelve (12) months from the relevant Supplier’s shipment of the Product.

Schedule 2

Product Prices

The prices for each Product outsourced to the Suppliers shall be substantially consistent with the price ordered by the Company’s customer (the “Customer Order Price”) less ten percent (10%), except the case that the mask data preparation will be conducted by the Supplier, the prices of which shall be the Customer Order Price less five percent (5%).